Exhibit 99.1

Metropolis Technologies, Inc. to Acquire SP Plus Corporation for $1.5 Billion

SP Plus Corporation stockholders to receive $54.00 per share in cash, representing a 52%

premium to the closing stock price on October 4, 2023 and a 28% premium to the 52-week high

Combination of Metropolis Technologies, Inc. and SP Plus Corporation provides clients with additional opportunities to enhance the consumer experience and improve efficiencies

Metropolis Technologies, Inc. has secured $1.7 billion in committed financing led by Eldridge and 3L

Capital, along with new investors including BDT & MSD Partners’ affiliated credit funds, Vista Credit Partners, and Temasek

LOS ANGELES and CHICAGO, October 5, 2023 — Metropolis Technologies, Inc. (“Metropolis”), a technology company whose computer vision platform enables checkout-free payment experiences, and SP® Plus Corporation (Nasdaq:SP) (“SP+”), a best-in-class technology and operations management provider of mobility services for aviation, commercial, hospitality, and institutional clients throughout North America and Europe, today announced that they have entered into a definitive agreement under which Metropolis will acquire SP+ for $54.00 per share in cash. This represents a premium of approximately 52% to the SP+ closing stock price on October 4, 2023 and approximately 28% to its 52-week high for an aggregate enterprise value of approximately $1.5 billion.

Metropolis develops and deploys leading-edge computer vision technology that creates a “drive in and drive out” payment experience for consumers while increasing transparency, capturing revenue and reducing costs for real estate owners. To date, Metropolis has focused on bringing this checkout-free technology to its managed parking facilities, enabling top-tier real estate owners in 40+ major U.S. metropolitan centers to capture revenue from more than five million consumers who do not have to stop to pay. Metropolis was founded in 2017 and is led by Alex Israel, Travis Kell, Peter Fisher, and Courtney Fukuda.

SP+ is a best-in-class technology and operations management provider, with a long track record of bringing together innovative solutions with superior service. SP+ has over 20,000 team members who manage approximately two million parking spaces and provide services at over 3,300 commercial locations and over 160 airports. Through its Sphere Commerce technology solutions, SP+ offers clients a compelling value proposition and the ability to implement technology upgrades that enable frictionless transactions.

Metropolis and SP+ share a vision of enhancing the consumer experience utilizing technology while improving efficiencies. With the acquisition of SP+, Metropolis will be able to bring new capabilities to North America’s leading network with operations in over 360 cities, serving millions of consumers and processing over $4 billion in payments annually. This expanded market for checkout-free payment experiences offers new opportunities for property owners and managers to capture value and reduce inefficiencies.

“Today we announced a transformational acquisition that represents both a new paradigm in how technology companies grow and a significant step forward in offering consumers a remarkable experience,” said Alex Israel, Co-founder and Chief Executive Officer of Metropolis. “SP+ is a phenomenal business whose operational excellence, talented leadership team and high customer satisfaction levels have long made it a key partner to real estate owners across North America. The combined platform will seek to bring checkout-free payment experiences to consumers.”

Israel continued, “While transforming the parking experience is our focus and priority today, as we deploy our proven technology we see opportunity to offer checkout-free transaction experiences at even more places people go. From gas and electric vehicle-charging stations to drive-thrus and car washes, as well as retail stores, our computer vision platform enables people to transact in the physical world with even greater ease than we experience online. We’re excited about the future with our new colleagues from SP+.”

“This transaction delivers immediate and certain value to our stockholders at a substantial premium to current and historical trading levels. We expect the transaction to offer an exciting path forward for our team members, partners, clients and consumers in the U.S. and abroad. While our technology offerings are successfully fulfilling client and market demand, with increased investment, we see the opportunity to accelerate the technology roadmap for the benefit of our clients and their customers,” said Marc Baumann, Chairman and Chief Executive Officer of SP+. “Combining with Metropolis will advance the pace of technology deployment, which will allow us to do more for existing clients and add new ones as we provide additional high-quality, cutting-edge client and consumer experiences.”

“Metropolis has built a thoughtful and differentiated platform that provides consumers with an efficient, frictionless experience,” said Tony Minella, Co-founder and President of Eldridge, an existing Metropolis investor that is leading the financing of the transaction. “We are excited to deepen our partnership with Alex and the rest of the Metropolis team and to support their efforts to accelerate the company’s vision, and are proud to work with a tremendous group of investors that will support the company’s growth.”

Transaction Details

Metropolis has obtained commitments for equity and debt financing totaling $1.7 billion to complete the transaction, consisting of $1.05 billion in Series C preferred stock financing and $650 million of debt financing. These financing commitments are led by Eldridge and existing Metropolis investor 3L Capital, along with new investors including BDT & MSD Partners’ affiliated credit funds, Vista Credit Partners, and Temasek. Other existing investors, Slow Ventures and Assembly Ventures, participated. Metropolis will use the net proceeds to finance the acquisition of SP+, while retaining significant capital on its balance sheet.

The transaction is expected to close in 2024, subject to receipt of required regulatory approvals and approval of SP+’s stockholders, as well as other customary closing conditions. The boards of directors of both companies have unanimously approved the transaction, and the board of directors of SP+ recommends that SP+ stockholders vote in favor of the transaction. Upon completion of the transaction, shares of SP+ common stock will no longer trade publicly. Metropolis will continue to be founder-led and founder-controlled as a private company, with participation by other equity investors.

Goldman Sachs & Co. LLC and BDT & MSD Partners, LLC are serving as financial advisors to Metropolis. Goldman Sachs & Co. LLC acted as placement agent on the Series C transaction, and Maranon Capital L.P. (an Eldridge affiliate) and Goldman Sachs & Co. LLC acted as joint lead arrangers on the debt financing. Willkie Farr & Gallagher LLP and Fenwick & West LLP are serving as legal advisors to Metropolis. Morgan Stanley & Co. LLC. is serving as financial advisor to SP+, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to SP+. Sidley Austin LLP is serving as legal advisor to Eldridge.

About Metropolis

Metropolis is an artificial intelligence company for the real world. Metropolis’ computer vision platform enables people to transact in the physical world with even greater ease than we experience online. Today, we are reimagining parking. Because it’s important, it’s everywhere, and impacts everyone – enabling millions of consumers to just “drive in and drive out” – that’s it. Tomorrow, we will power “checkout-free” experiences anywhere you go.

About SP+

SP+ develops and integrates industry-leading technology with best-in-class operations management and support to deliver mobility solutions that enable the efficient and time-sensitive movement of people, vehicles, and personal travel belongings. With over 20,000 team members located throughout North America and Europe, SP+ is committed to providing solutions that make every moment matter for a world on the go.

About Eldridge

Eldridge invests in businesses across the Insurance, Asset Management, Technology, Mobility, Sports & Gaming, Media & Music, Real Estate, and Consumer landscapes. The firm seeks to build and grow businesses led by proven management teams that have demonstrated leadership and experience to scale an enterprise. Eldridge is headquartered in Greenwich, Connecticut, with additional offices across the United States and in London. To learn more about Eldridge, please visit www.eldridge.com.

About 3L

3L is a private equity firm that invests in emerging growth companies. The firm backs innovative founders and management teams across the Commerce, Enterprise Software and Tech-enabled Services landscapes, with a particular emphasis on opportunities where M&A and creative financing strategies can augment strong organic growth. 3L provides management teams with the capital, perspective, and relationships needed to become category leaders. The firm is based in Los Angeles and New York City. To learn more about 3L, please visit www.3lcap.com

Use of Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of SP+ with an affiliate of Metropolis (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on SP+’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by SP+, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Metropolis to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Metropolis, SP+ or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction will harm SP+’s business, including current plans and operations; (v) the ability of SP+ to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting SP+’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect SP+’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact SP+’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as SP+’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction; (xiv) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring SP+ to pay a termination fee or other expenses; (xvi) competitive responses to the Transaction; (xvii) the risks and uncertainties pertaining to SP+’s business, including those set forth in Part I, Item 1A of SP+’s most recent Annual Report on Form 10-K and Part II, Item 1A of SP+’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by SP+ with the SEC; and (xviii) the risks and uncertainties that will be described in the Proxy Statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on SP+’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and SP+ does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find it

In connection with the proposed transaction between SP+ and Metropolis, SP+ will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to SP+ stockholders. SP+ may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which SP+ may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by SP+ through the website maintained by the SEC at www.sec.gov, SP+’s website at www.spplus.com or by contacting SP+’s Investor Relations Team at:

SP Plus Corporation, Investor Relations

200 E. Randolph Street, Suite 7700,

Chicago Illinois 60601-7702

investor_relations@spplus.com

(312) 274-2000

Participants in the Solicitation

SP+ and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from SP+’s stockholders with respect to the proposed transaction. Information about the participants, including their ownership of SP+’s securities, is set forth in the proxy statement for SP+’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by the participants (or the identity of such participants) have changed since the information disclosed in the Annual Meeting Proxy Statement, such information has been or will be reflected on SP+’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above. Investors may obtain more detailed information regarding the direct and indirect interests of SP+ and its respective directors, executive officers and other employees in the transaction, which may be different than those of stockholders generally, by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, Metropolis and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from SP+’s stockholders in connection with the proposed transaction. Investors may obtain more detailed information about Metropolis’s directors, executive officers and other employees by reading SP+’s preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Contacts

Metropolis

FGS Global

Kerry Golds, Robin Weinberg, and Julie Rudnick

metropolis@fgsglobal.com

SP+

AdvisIRy Partners

David Gold

david.gold@advisiry.com

212-661-2220

Eldridge

Nadia Damouni

ndamouni@prosek.com

646-818-9217